UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934 (Amendment No.      )

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The Providence Service Corporation

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PROVIDENCE SERVICE CORPORATION

May 26, 2009

The Providence Service Corporation’s

Response to the Avalon Group’s Proxy Materials

Filed with the Securities and Exchange Commission on May 21, 2009

On May 21, 2009, Avalon Correctional Services, Inc., Donald E. Smith, Tiffany Smith, Michael Bradley, Eric S. Gray, 73114 Investments, L.L.C. and Brian T. Costello (the “Avalon Group”), filed with the SEC their definitive proxy statement on Schedule 14A (the “Avalon Proxy Statement”). The Avalon Proxy Statement was filed in connection with the Avalon Group’s intended solicitation of proxies (the “Avalon Proxy Solicitation”) from the stockholders of The Providence Service Corporation (“Providence” or the “Company”) to seek the election of two nominees (the “Avalon Nominees”) for election as directors of Providence at the Company’s 2009 Annual Meeting of Stockholders (including any adjournment, postponement or rescheduling thereof, the “2009 Annual Meeting”).

Following a careful review of the Avalon Proxy Statement, we believe that the Avalon Group has included numerous false and misleading statements therein and that it is necessary for us to correct the record with respect to certain fundamental issues.

Below is a non-exhaustive list of some of the numerous false and misleading statements in the Avalon Proxy Statement:

•

The Avalon Group falsely suggests, by use of the term “The Providence Committee for Accountability” that their “Committee” includes other stockholders of Providence that are not affiliated with Avalon Correctional Services, Inc. or Donald E. Smith. That is simply not true. There is no “Committee” other than Avalon Correctional Services and its affiliates and associates. The Avalon Group conveniently avoids to mention this key fact until page three of the Avalon Proxy Statement so that they can falsely suggest that their “Committee” includes other non-affiliated stockholders.

•

The Avalon Group falsely suggests that the transaction proposal that Mr. Smith sent to Providence on November 21, 2008 was intended to help Providence reduce its debt, improve its debt coverage ratio compliance and increase Providence’s ability to meet its debt covenants. It is Providence’s belief that the only objective of the Avalon Group in submitting such a transaction proposal (the “Avalon Transaction Proposal”) was to increase its equity interest and voting rights in Providence disproportionate to the size of its investment and to the detriment of other stockholders of Providence. Absent from the Avalon Proxy Statement is a discussion of the Avalon Transaction Proposal and why the

Avalon Group believes such a transaction proposal would have helped Providence improve its debt coverage ratio compliance and delever. Providence believes that any suggestion that such a one-sided transaction proposal would have helped Providence improve its debt coverage ratio compliance and delever is completely false and misleading.

o	Rather than to reduce Providence’s debt or to improve its covenant compliance, as the Avalon Group suggests, it also appears self-evident to Providence that it was the intention of the Avalon Group when they sent the proposal to Providence to, for a relatively small investment (a high of $1.0 million): (a) acquire an additional approximately 14.5% of Providence common stock at a price per share of only $0.37 (an almost 80% reduction from the then $1.87 10-day trailing average closing price of Providence common stock), (b) immediately raise their aggregate voting interest in Providence to almost 25%, (c) provide themselves the ability, at their sole discretion, to increase both their voting and ownership interest in Providence to over 33%, and (d) in the interim, secure for themselves a greater than 42% annual dividend yield and one-third of Providence’s Board seats.

o	To assist our stockholders in better understanding the Avalon Transaction Proposal and why Providence believes that it has been described in the Avalon Proxy Statement in a completely false and misleading manner, Providence has included in Annex A hereto the basic terms of the Avalon Transaction Proposal followed by a detailed analysis of those terms. We believe that such analysis of the Avalon Transaction Proposal makes it clear that the proposed transaction, while of significant potential benefit to the Avalon Group, would provide no meaningful benefit to Providence and would have been very detrimental to the interests of all stockholders of Providence other than Donald E. Smith and the other members of the Avalon Group.

•	We question the Avalon Group’s statement that its nominees would be “independent voices” in Providence’s Boardroom.

o	One of the Avalon Nominees, Michael C. Bradley, is a senior executive officer of Avalon Correctional Services, a publicly-traded “pink sheet” company and a close confidante of Donald E. Smith, the largest stockholder in Providence. We question whether it is realistic to expect Mr. Bradley to take actions that would adversely affect Mr. Smith and his financial interests, particularly when such interest diverge from the interests of other Providence stockholders, as they did when, on November 21, 2008, the Avalon Group, including Mr. Bradley, presented Providence with the Avalon Transaction Proposal which Providence believes would have been very detrimental to the interests of all stockholders other than Donald E. Smith and the other members of the Avalon Group.

o	We believe that, had the Avalon Group been truly interested in adding additional “independent voices” to the Providence Boardroom, they would have accepted the offer we made weeks ago to work with them to add an additional independent director who can enhance the composition of the Providence Board and be a representative of ALL stockholders. While our offer was unequivocally rejected by the Avalon Group which has steadfastly insisted on having their own representatives on the Providence Board, we decided that it was in the best interests of our stockholders that we continue to move forward and identify a highly qualified, very experienced and completely independent Board candidate that would enhance the independence and composition of the Providence Board. Accordingly on May 14, 2009, after identifying such a candidate with the help of one of our largest institutional stockholders, we announced that Terence J. Cryan was appointed to the Providence Board. Given Mr. Cryan’s years of experience as a business and financial executive, as well as his passion for working with indigent populations, we expect him to be a tremendous resource to our Board as we work to delever the business and continue to position Providence for long-term growth, profitability, market leadership and increasing returns for investors.

•

The Avalon Group falsely suggests that the Providence Board has increased compensation for executive officers and directors in 2009. The Avalon Group has woven together various different data points completely out of context and conveniently leaves out other facts that would completely negate their argument. Accordingly, we believe that the Avalon Group’s discussion of executive and director compensation is false and misleading, particularly since it fails to mention that the recommendations for executive pay parity that it seeks to criticize were developed in a vastly different economic and business climate before the onset of the worst recession in decades. The Avalon Group neglects to mention that the Providence Board, faced with continued uncertainty regarding 2009’s economic prospects and being committed to returning Providence to its long-time profitable status, froze salaries, reduced employee benefits and suspended 2009’s executive salary parity plan. A more complete discussion in the Avalon Proxy Statement with respect to Providence’s executive compensation would have included the following facts:

o	In December 2008, as part of Providence’s strategy for enhancing stockholder value through the reduction of operating expenses, the Providence Board’s Compensation Committee suspended the executive salary parity plan for 2009 that would have raised the total targeted compensation potential for each of our named executive officers.

o

In addition, the Providence Board’s Compensation Committee eliminated the portion of the potential incentive cash bonus under Providence’s Annual Incentive Plan tied to Providence’s earnings per share, thus reducing the aggregate total targeted compensation potential of our named executive officers for 2009, below even their 2008 total targeted compensation, by an additional $1.0 million.

o	Further, all annual equity awards for directors were eliminated for 2009.

o	On December 30, 2008, the Providence Board’s Compensation Committee approved, effective as of that date, the acceleration of the vesting dates of all outstanding unvested stock options and restricted stock previously awarded to eligible employees, directors and consultants, including those previously awarded to our executive officers and non-employee directors, under our 2006 Long-Term Incentive Plan. All other terms of the stock options and restricted stock previously awarded remained the same and no options were repriced. In connection with the approval of the acceleration of these unvested stock options and restricted stock awards, the Compensation Committee considered, among other things, that such acceleration would eliminate Providence’s recognition of any stock compensation expense with respect to these options and awards in future fiscal years. As a result of the vesting acceleration, we estimate that we will avoid recognizing a stock-based compensation expense of approximately $3.1 million in 2009, $2.0 million in 2010 and $695,000 in 2011.

•

The Avalon Group falsely suggests that Providence does not fit within the peer group of companies with which Providence compares the compensation of its named executive officers. In an attempt to argue that Providence does not fit within the peer group of fourteen companies with which Providence compares the compensation of its named executive officers, the Avalon Group completely ignores Providence’s managed entity revenue in ranking Providence’s revenue compared to its peer group. In the fiscal year ended December 31, 2008, Providence had approximately $243 million in managed entity revenue. Although these revenues are not consolidated for accounting purposes, we provide substantially all administrative functions for these entities and believe that managed entity revenue provides our investors with an additional measure of the size and scale of the operations under our management.

•

The Avalon Group falsely suggests that their nominees would provide better oversight of corporate acquisitions and dispositions. None of the nominees proposed by the Avalon Group have any significant expertise in coordinating or directing corporate acquisitions and dispositions for a Nasdaq-listed public reporting company. In fact, at least one of the Avalon Nominees, Brian T. Costello, appears to have no experience in corporate acquisitions and dispositions at all. In addition, it would appear that most of Michael C. Bradley’s limited experience with acquisitions and dispositions has been in connection with the comparatively small transactions engaged in by his employer, Avalon Correctional Services, a “pink sheet” company that does not file periodic reports with the SEC, is not subject to the rules and regulations of any national securities exchange and had less than $30 million in revenues in 2007 (according to its most recent annual report that has been made public). The suggestion that either of these nominees would have improved oversight over a $200 million acquisition by a Nasdaq-listed public reporting company is incomprehensible. Even if one was to agree with the proposition that the Providence Board needs to enhance its composition with one or more individuals with extensive experience directing and coordinating corporate acquisitions and dispositions, neither of the Avalon Group’s nominees would fit that position description. However, one individual who does fit that position description is Terence J. Cryan who, following a referral from one of Providence’s largest stockholders, was appointed to the Providence Board. In contrast to the Avalon Group’s nominees, Mr. Cryan has over 20 years of experience in international business as an investment banker in the United States and Europe as well as CEO level experience, and public company board experience.

•

The Avalon Group falsely suggests that the impairment charges that we took in 2008 relate solely to the price paid for our LogistiCare acquisition when, in fact, the impairment charges reflect the magnitude of both the decline in our market capitalization and the deterioration of the mergers and acquisitions market.

o	Each year, in connection with our year-end asset impairment test, we reconcile the aggregate fair value of our reporting units to our market capitalization including a reasonable control premium. As part of this annual impairment test, we also compare the fair value of each reporting unit with its carrying value, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, there is an indication of impairment. If an indication of impairment is identified, the impairment loss, if any, is measured by comparing the implied fair value of the reporting unit’s goodwill with its carrying value.

o	In 2008, in the course of performing our asset impairment tests, we determined that, due to the significant decline in our market capitalization and significant change in our business climate, we needed to reduce the total aggregate carrying value of our reporting units to reconcile it to our substantially decreased market capitalization plus a reasonable control premium. The results of our asset impairment test indicated that goodwill related to our December 2007 acquisition of LogistiCare, which comprises our NET Services operating segment and reporting unit, and earlier acquisitions assigned to our Social Services operating segment were impaired.

o	As a result of both our interim and annual impairment tests, we recorded a total goodwill impairment charge for the year ended December 31, 2008 of $156.7 million, which is included in “Asset impairment charges.” Of this non-cash impairment charge, approximately $60.7 million was related to our Social Service operating segment and approximately $96.0 million was related to our NET Services operating segment.

•	The Avalon Group wrongly questions the independence of the Providence Board.

o	Unlike Avalon Correctional Services, Providence is a Nasdaq-listed public reporting company and, accordingly, is subject to Nasdaq’s marketplace rules and standards with respect to independent directors. In contrast, Avalon Correctional Services elected to delist its shares from the Nasdaq Stock Market LLC after being threatened with a delisting action since it did not want to comply with Nasdaq’s requirement that it add independent directors to its Board (e.g., directors other than Donald E. Smith).

o	Providing objective, independent judgment is at the core of the Providence Board’s oversight function and, accordingly, maintaining an independent Board is a responsibility that the Providence Board takes very seriously. Under our corporate governance guidelines, the Providence Board, with the assistance of legal counsel and the Nominating and Governance Committee of the Board, uses the current standards for “independence” established by Nasdaq, to evaluate any material relationship a director may have with Providence to determine director independence. A director is not considered “independent” unless the Board affirmatively determines that the director has no material relationship with Providence or any subsidiary in the consolidated group other than as a director of the Board of Directors.

o	To further enhance the independence of the Providence Board, Terence J. Cryan was recently added to the Providence Board. Mr. Cryan has no relationship with Providence other than serving as a director on Providence’s Board of Directors. The Avalon Group conveniently ignores this recent appointment in their discussion questioning the Providence Board’s independence.

o	While, under Nasdaq’s marketplace rules, only a majority of Providence’s Board must be independent, our Board has affirmatively determined that more than two-thirds of the directors are independent. That compares with Avalon Correctional Services where there are no independent directors on its board of directors.

•

The Avalon Group falsely suggests that one of Providence’s directors is not independent when such director is in full compliance with the definition of independence promulgated by the Nasdaq Stock Market, the only standard of independence legally applicable to Providence.

o

Providence uses CBIZ Benefits and Insurance Services, Inc. (“CBIZ”), a subsidiary of CBIZ, Inc., to administer and consult on its self-insured employee health benefits, 401(k) and deferred compensation plans. For 2008, CBIZ and its subsidiaries received approximately $345,500, consisting of fees of approximately $238,000 paid by Providence and commissions of approximately $107,500 paid by third parties related to business with Providence.

o	Eric Rustand and Garrett Rustand, two sons of director Warren Rustand, work for CBIZ. Eric Rustand, Vice President of Business Development for CBIZ, is the lead consultant on the employee health benefits plans for Providence. Garrett Rustand, Vice President of Wealth Management for CBIZ, is one of three wealth management practitioners overseeing Providence’s 401(k) and deferred compensation plans.

o	For 2008, Eric Rustand received approximately $64,000 in commissions from CBIZ and Garrett Rustand received approximately $8,400 in commissions from CBIZ related to CBIZ’s business with Providence. A third son works for CBIZ, but did not receive compensation related to CBIZ’s business with Providence.

o	For purposes of determining Warren Rustand’s independence, the Providence Board has deemed the transactions with CBIZ to be immaterial. CBIZ, Inc. is a publicly-traded corporation with a market capitalization of over $400 million. In 2008, CBIZ, Inc. had total revenues of over $700 million and the total fees and commissions paid to CBIZ by Providence represented approximately 0.05% of CBIZ, Inc.’s total revenues for that year. In addition, Eric and Garrett Rustand had worked on Providence’s account prior to Warren Rustand joining our Board. Further, the arrangements with CBIZ were the product of a competitive bidding process.

•

We question the commitment of the Avalon Nominees to act in the best interests of ALL Providence stockholders. In the Avalon Proxy Statement, the Avalon Group has stated that the Avalon Nominees will focus on the best interests of stockholders. There is historical precedent that has not been disclosed by the Avalon Group in its proxy statement that could cause a stockholder of Providence to question the commitment of at least one of the Avalon Nominees to acting in the best interests of ALL Providence stockholders. One of the Avalon Nominees, Michael C. Bradley, is a senior executive officer of Avalon Correctional Services, a publicly-traded “pink sheet” company and a close confidante of Donald E. Smith, the largest stockholder in Providence. As discussed above, on November 21, 2008, the Avalon Group, including Mr. Bradley, presented Providence with the Avalon Transaction Proposal which Providence believes would have been very detrimental to the interests of all stockholders of Providence other than Donald E. Smith and the other members of the Avalon Group. The Avalon Group has failed to disclose how the Avalon Transaction Proposal would not have been in the best interests of all Providence stockholders.

•

We question the commitment of the Avalon Nominees to support the implementation of best practices in corporate governance. In the Avalon Proxy Statement, the Avalon Group has stated that the Avalon Nominees will urge implementation of best practices in corporate governance. However, the historical record of the leader of the Avalon Group, Donald E. Smith, shows a flagrant disregard for best practices in corporate governance at Avalon Correctional Services over the past seventeen years, both during its time as a public reporting company and following Mr. Smith’s decision to voluntarily terminate its registration under the Securities Exchange Act of 1934 and terminate its listing on Nasdaq. The deregistration and delisting actions followed a notice from Nasdaq that Avalon Correctional Services could face being delisted from Nasdaq if it did not take actions to bring itself into compliance with various corporate governance requirements imposed by Nasdaq. In particular, Nasdaq was concerned that, with Mr. Smith as the sole director of Avalon Correctional Services, the Board of Directors of Avalon Correctional Services had no independent directors. In addition, over the past seventeen years, Mr. Smith has shown a strong proclivity for engaging in related-party transactions with Avalon Correctional Services, either directly or through entities owned and/or controlled by Mr. Smith.

ANNEX A

THE AVALON TRANSACTION PROPOSAL

Basic Terms of the Avalon Transaction Proposal

The terms put forth by Donald E. Smith and the other members of the Avalon Group in the Avalon Transaction Proposal that was submitted to Providence on November 21, 2008 can be summarized as follows:

•

73114 Investments, L.L.C. (“73114”) would arrange for the acquisition by 73114 or a related party (collectively the “Avalon Party”) of $5.0 million principal amount of Providence’s convertible notes in the open market;

•

the Avalon Party would then exchange with Providence this $5.0 million principal amount of convertible notes for $5.0 million worth of newly issued shares of voting cumulative preferred stock of Providence (the “preferred shares”). The preferred shares were to be issued by Providence at an ascribed rate of $5.00 per share for a total of 1,000,000 preferred shares;

•	Providence would pay the Avalon Party an 8.5% cumulative annual dividend on the $5.0 million aggregate ascribed value of the preferred shares, or $425,000 per year;

•

the preferred shares would be convertible by the Avalon Party, at its option, into shares of Providence common stock using a conversion rate equal to (a) the $5.00 per share ascribed value of the preferred shares, divided by (b) the 10-day trailing average per share closing price of Providence common stock on the date of the proposed note-for-preferred stock exchange;

•	the preferred shares would be re-exchangeable by the Avalon Party for the original convertible notes upon a declared default with respect to any Providence indebtedness;

•

if requested, Providence would be required to buy the preferred shares back from the Avalon Party for $5.0 million in cash upon any amendment, replacement, maturity or extension of Providence’s Senior Credit Facility and/or its convertible notes;

•	the Avalon Party would have the right to name two directors to the Providence Board; and

•	the shares of common stock issuable upon conversion of the preferred shares would be registered for trading at Providence’s expense.

The Avalon Transaction Proposal also included various other preferential terms, including anti-dilution protection, approval rights regarding future issuances of preferred stock and other burdensome covenants.

Analysis of the Avalon Transaction Proposal

Set forth below is a detailed analysis of the foregoing terms and of the consequences and ramifications of such terms to Providence and its stockholders:

(1)	At the time of the Avalon Transaction Proposal, the convertible notes were then most recently traded at between $18.00 and $18.35 per each $100.00 principal amount of notes (based on November 11, 2008 trades), declining in price for the next couple of months such that by January 15, 2009 their purchase price had declined to $10.76 per $100.00 principal amount. This means that even if one were to assume, for the purpose of this analysis, a very conservative trading price of $20.00 per each $100.00 principal amount of notes as of November 21, 2008, the date of the Avalon Transaction Proposal, the $5.0 million face amount of convertible notes that the Avalon Party was to acquire per the proposal could have been acquired by the Avalon Party for only $1.0 million, or 20% of their face amount;

(2)	In addition, because, per the proposal, Providence was expected to issue to the Avalon Party 1,000,000 preferred shares, each with an ascribed value of $5.00, in exchange for the Avalon Party’s newly acquired convertible notes, the Avalon Party, with its assumed $1.0 million investment in the notes described above, would have acquired preferred shares with a $5.0 million ascribed value upon the proposed note-for-preferred stock exchange, representing, for the Avalon Party, a 500% return on its investment;

(3)	By comparison, the Avalon Transaction Proposal offered no meaningful benefit to Providence. The $5.0 million reduction in Providence’s outstanding principal amount of convertible notes (none of which notes are due until May 2014) would have represented only a 2% decrease in Providence’s then-outstanding consolidated total funded debt of $249.0 million, and would have had no impact on Providence’s financial covenant compliance. At the time of the proposal, Providence had three financial covenants, all imposed by Providence’s Senior Credit Facility. With respect to two of such covenants – its consolidated senior leverage ratio covenant and its consolidated fixed charges coverage ratio covenant—the amount of Providence’s outstanding convertible debt was irrelevant as it was not part of the compliance calculations for such covenants, and with respect to the third covenant—Providence’s consolidated total leverage ratio covenant—the change in the covenant ratio that would have resulted from a $5.0 million debt reduction was negligible and would not have impacted Providence’s compliance with the covenant if it had occurred during either the quarter ended September 30, 2008 or the quarter ended December 31, 2008. Further, if a $5.0 million, or 2%, reduction of Providence’s debt could have impacted Providence’s covenant compliance during such periods, Providence would have simply used $5.0 million of its available cash (Providence had cash and cash equivalents of $36.8 million as of September 30, 2008 and $29.4 million as of December 31, 2008) to pay down $5.0 million of its debt, without diluting Providence stockholders’ interests;

(4)	In addition, the 8.5%, or $425,000, annual dividend that Providence was then expected to pay the Avalon Party with respect to its $5.0 million ascribed value of preferred shares represents a two-percentage point increase over the 6.5% interest that Providence was then paying on the convertible notes Avalon was proposing to exchange for such shares, or an approximately 31% increase in the annual amount payable by Providence to service that $5.0 million obligation. This would result in an additional expense to Providence of $100,000 per year.

(5)	Further, based on the Avalon Party’s assumed $1.0 million purchase price for its $5.0 million face amount of convertible notes, the 8.5% annual dividend that Providence was to pay the Avalon Party on the preferred shares to be issued by Providence in exchange for such notes would have provided the Avalon Party with an effective annual yield on its original $1.0 million investment of over 42% (i.e., Providence was to pay the Avalon Party an annual dividend of 8.25%, or $425,000, on the $5.0 million ascribed value of its preferred shares; however, by doing so, Providence, in terms of the actual money assumed to have been expended by the Avalon Party for such preferred shares, would actually be paying it a dividend of $425,000 on an investment of $1.0 million, or an annual dividend of 42.5%);

(6)	In addition to giving the Avalon Party the right to designate two of the members of the Providence Board, the Avalon Transaction Proposal gave the preferred shares voting rights. The proposal was silent, however, as to whether they were to vote on a one-to-one basis or on an as-converted basis. Even assuming the more conservative interpretation of one-to-one voting (or an aggregate of 1,000,000 votes), the 1,000,000 preferred shares, when added to the 2,300,095 shares of common stock already owned by the Avalon Group, would have immediately upon issuance raised the Avalon Group’s aggregate voting interest in Providence from 18.7% to almost 25%, based on the 12,313,261 shares of common stock that Providence had outstanding as of September 30, 2008 (i.e., the 3,300,095 voting shares (2,300,095 + 1,000,000) that would then be owned by the Avalon Group would have represented 24.8% of the 13,313,261 aggregate Providence voting shares (12,313,261 + 1,000,000) that would have then been outstanding);

(7)	Based on the proposal’s preferred share conversion rate formula, and assuming for the purpose of this analysis, that the proposed note-for-preferred stock exchange took place on the November 21, 2008 date of the Avalon Transaction Proposal, on which date the 10-day trailing average per share closing price of Providence common stock was $1.87, the conversion rate for the preferred shares issued to the Avalon Party would have been 2.675 shares of Providence common stock for each share of preferred stock converted ($5.00 ascribed value per preferred share ÷ $1.87 = 2.675). This means that the Avalon Party would have been able to obtain a total of 2,675,227 shares of Providence common stock upon conversion of its 1,000,000 preferred shares, at an effective price, based on the Avalon Party’s assumed $1.0 million investment, of only $0.37 per share ($1.0 million ÷ 2,675,227 = $0.37);

(8)	Thus, in exchange for the return of $5.0 million principal amount of Providence notes, Providence would have ultimately been required to issue to the Avalon Party 2,675,227 shares of Providence common stock. Based on the 12,313,261 shares of common stock that Providence had outstanding as of September 30, 2008, these newly issued shares of common stock, when added to the 2,300,095 shares already owned by the Avalon Group, would have raised the Avalon Group’s current 18.7% aggregate ownership interest in Providence to over 33%, an increase of 14.5 percentage points, or almost 78% (i.e., the Avalon Group would have had a total of 4,975,332 common shares, which would have represented 33.19% of the 14,988,487 total Providence shares that would have then been outstanding);

(9)	This also means that, following the conversion of the preferred shares, the Avalon Group would have obtained a 33% interest in Providence for a total assumed economic investment of only $4.1 million ($3.1 million for their current outstanding shares plus the assumed $1.0 million investment in the notes, described above), providing them with voting rights disproportionate to their economic investment. Such investment would represent an average price paid by the Avalon Group for a 33% interest in Providence of only $.82 per share, which is (a) $0.53 less than the $1.35 average price per share paid by the Avalon Group between October 24, 2008 and November 20, 2008 for their existing 2,300,095 shares (which shares were described by them in their November 10, 2008 Schedule 13D and their subsequent amendment thereto on January 22, 2009 as having been “undervalued” at the time they were purchased by the Avalon Group at such average price of $1.35 per share) and (b) $1.05 less per share than the $1.87 10-day trailing average per share closing price of Providence common stock on November 21, 2008, the date of the Avalon Transaction Proposal;

(10)	By contrast, Providence’s convertible notes are convertible into shares of Providence common stock at the rate of 23.982 shares per $1,000 principal amount of notes, or $41.70 per share. Thus, $5.0 million principal amount of such notes is convertible into 119,910 shares ($5.0 million ÷ $1,000 = 5,000 and 5,000 x 23.982 = 119,910). This means that if Providence had accepted the Avalon Transaction Proposal, Providence would have had to issue a total of 2,555,317 more shares of its common stock upon conversion of the Avalon Party’s preferred shares than it would have been required to issue upon conversion of the notes the Avalon Party wanted Providence to accept in exchange for such shares (2,675,227 shares upon conversion of the preferred shares – 119,910 shares upon conversion of the notes = 2,555,317 shares);

(11)

In addition to decreasing Providence’s earnings per share, the issuance to the Avalon Party of such 2,555,317 additional shares of common stock would have dramatically increased the dilution to Providence’s non-Avalon Group stockholders. Providence’s non-Avalon Group stockholders owned an aggregate of 10,013,166 shares of Providence common stock at the time of the proposal (based on the 12,313,261 shares of common stock that were outstanding as of September 30, 2008), representing an 81.32% ownership interest. If, at the time of the proposal, $5.0 million principal amount of Providence’s convertible notes was converted into common stock in accordance with the conversion terms of such notes (increasing Providence’s total outstanding shares by 119,910), the percentage ownership of Providence’s non-Avalon Group stockholders would have only decreased from 81.32% to 80.54%, or less than one percentage point. In contrast, if the preferred shares that Providence was expected to issue in exchange for $5.0 million principal amount of Providence’s convertible notes were converted into common stock in accordance with the terms of the Avalon Transaction Proposal (increasing Providence’s total outstanding shares by 2,675,227), the percentage ownership interest of Providence’s non-Avalon Group stockholders would have decreased from 81.32% to 66.81%. The preferred share conversion would thus have resulted in an approximately 17% greater decrease in ownership interest to Providence’s non-Avalon Group stockholders than would a conversion of the original notes they proposed to give Providence in exchange for such preferred shares, or a 17% increase in dilution to Providence’s non-Avalon Group stockholders;

(12)	With the proposed exchange of convertible notes for preferred shares, which in itself, as indicated above, would have resulted in significant benefits for the Avalon Party, the Avalon Party would also have avoided the risks typically associated with the exchange of debt for equity, in that the proposal permitted the Avalon Party to re-exchange its preferred shares for the original convertible notes in the event Providence defaulted on any of its debt, thus enabling them to receive the preferential liquidation treatment of a debt holder (which is even more senior to that of a common stock holder than the preferential liquidation treatment afforded a preferred stockholder) in the event of Providence liquidation. Even worse for Providence and extraordinarily beneficial to the Avalon Party, if Providence were ever to amend, modify or extend the terms of its convertible notes or its senior debt, even if in a way advantageous to Providence and in the absence of any default, the Avalon Party would have had the right to require Providence to redeem its preferred stock for $5.0 million in cash ($4.0 million more than its assumed economic investment therein), which redemption right is not afforded to Providence’s note holders, much less Providence’s common stockholders; and

(13)	Finally, in addition to having a marginal and insignificant effect on Providence’s overall indebtedness, the proposed transaction, if consummated, would also have had the potential to trigger the change in control provisions of Providence’s Senior Credit Facility (which are triggered by the acquisition of beneficial ownership of 25% or more on a fully diluted basis of the voting and/or economic interest in Providence’s capital stock), which could have resulted in the acceleration of such debt.

We believe that the foregoing analysis of the Avalon Transaction Proposal makes it clear that the proposed transaction, while of significant potential benefit to the Avalon Group, would provide no meaningful benefit to Providence. Rather than to reduce Providence’s debt or to improve its covenant compliance, as the Avalon Group suggests, it also appears self-evident to Providence from the foregoing analysis that it was the intention of the Avalon Group when they sent the proposal to Providence to, for a relatively small investment (a high of $1.0 million): (a) acquire an additional approximately 14.5% of Providence common stock at a price per share of only $0.37 (an almost 80% reduction from the then $1.87 10-day trailing average closing price of Providence common stock), (b) immediately raise their aggregate voting interest in Providence to almost 25%, (c) provide themselves the ability, at their sole discretion, to increase both their voting and ownership interest in Providence to over 33%, and (d) in the interim, secure for themselves a greater than 42% annual dividend yield and one-third of Providence’s Board seats.